                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) May 26, 2000

                            SECURITY FINANCIAL CORP.
                            ------------------------
                         (Name of Issuer in its charter)

         Delaware                                        34-1579662
         --------                                        ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

    1 South Main St., Niles, OH                          44446-0228
    ---------------------------                          ----------
(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number, (330) 544-7400
                           --------------

                                       N/A
(Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

Security Financial Corp. ("Company") executed a definitive Agreement and Plan of Merger ("Agreement") with Farmers National Banc Corp. ("Farmers") dated May 26, 2000. Under the terms of the Agreement, shareholders of the Company will receive $90 in consideration, payable in shares of Farmers' common stock, for each share of the Company on the effective date of the Merger of the Company with and into Farmers (the "Merger"). The value of the Farmers common shares issuable in the merger is determined by reference to a weighted average price and is subject to a minimum and maximum exchange ratio of 7.200 and 9.742.

The Company is a one bank holding company headquartered in Niles, Ohio. Farmers is a bank holding company headquartered in Canfield, Ohio.

The Merger will be a tax-free exchange of common stock and will be accounted for as a "pooling of interests." The Merger has been approved unanimously by the Board of Directors of the Company. The Merger is subject to approval by the shareholders of Company and Farmers and is subject to certain regulatory approvals. Following the Merger, and upon the receipt of all necessary regulatory approvals, the Company's sole operating subsidiary, Security Dollar Bank will be merged with and into Farmers' banking subsidiary, The Farmers National Bank of Canfield.

Exhibits.

2 Agreement and Plan of Merger dated May 26, 2000 by and between Farmers and Company.
99.1 Text of Press Release, dated May 26, 2000, issued by Farmers and the
     Company.
99.2 Text of Shareholder letter mailed to the Company's shareholders.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Security Financial Corp.


Dated: June 2, 2000                      /s/ Stephen K. Miller
                                         Stephen K. Miller, Treasurer

                                 Exhibit Index
                                 -------------

Exhibit No.                Description
-----------                -----------
     Exhibits
     2         Agreement and Plan of Merger dated May 26, 2000 by and between Farmers and Company
               National.
     99.1   Text of Press Release, dated May 26, 2000, issued by Farmers and the Company.
     99.2   Text of Shareholder letter mailed to the Company's shareholders.